Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Voyager Learning Company:

Under date of August 31, 2007, we reported on the consolidated balance sheets of Voyager Learning Company (formerly known as ProQuest Company) and subsidiaries as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended December 31, 2005 included in the Annual Report on Form 10-K for the year ended December 31, 2005. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in Item 15(a)2. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, Voyager Learning Company restated its previously issued financial statements as of January 1, 2005 and for each of the years in the two-year period ended January 1, 2005.

/s/ KPMG LLP

Detroit, Michigan

August 31, 2007